EXHIBIT 21.1

Subsidiaries of Varian Semiconductor Equipment Associates, Inc.

Subsidiaries	Country of Organization
Varian Semiconductor Equipment Associates Asia, Ltd.	USA, DE
Varian Japan Holdings, LLC	USA, DE
Varian Semiconductor Equipment Associates Pacific, LLC	USA, DE
Varian Semiconductor Equipment Associates China, Ltd.	USA, DE
Varian Semiconductor Equipment Associates International, LLC	USA, DE
Varian Semiconductor Equipment Associates S.A.S.	France
Varian Semiconductor Equipment Associates GmbH	Germany
Varian Semiconductor Equipment Associates Italia S.r.l.	Italy
Varian Semiconductor Equipment K.K.	Japan
Varian Korea, Ltd.	Korea
Varian Semiconductor Equipment Associates Europe B.V.	Netherlands
Varian Semiconductor Equipment Associates UK Limited	United Kingdom
Varian Semiconductor Equipment Associates GesmbH	Austria
Varian Semiconductor Equipment Associates (HK) Limited	Hong Kong
Altin Ltd.	Hong Kong
Varian Semiconductor Equipment Associates (Shanghai), Ltd.	People’s Republic of China
Varian Precision Instruments Maintenance (Shanghai) Co., Ltd.	People’s Republic of China
Varian Semiconductor Equipment Associates Overseas Holdings, Ltd.	Cayman Islands
Varian Semiconductor Equipment Associates PacRim Pte. Ltd.	Republic of Singapore
4 Stanley Tucker Drive LLC	USA, DE
Varian Semiconductor Equipment Associates GmbH	Switzerland
Varian Semiconductor Management GmbH	Switzerland
Varian Semiconductor Equipment Associates Luxembourg S.a.r.l.	Luxembourg
Varian Semiconductor Equipment Associates (Gibraltar), Ltd.	Gibraltar